Exhibit 10.1

EXECUTION VERSION

Consulting AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between PeerStream, Inc. (f/k/a Snap Interactive, Inc.), a Delaware corporation (the “Company”), and Clifford Lerner (“Mr. Lerner” or “Consultant”), as of the 15th day of June 2018 (the “Effective Date”). The Company and Consultant shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Mr. Lerner currently serves as a director, officer, employee, and stockholder of the Company and previously entered into an employment agreement with the Company dated October 7, 2016 (“Lerner Employment Agreement”);

WHEREAS, Mr. Lerner wishes to resign as an officer and employee of the Company as of the Effective Date;

WHEREAS, the Company wishes to utilize certain services which can be performed by Mr. Lerner, and the Parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Mr. Lerner; and

WHEREAS, upon entry into this Agreement, the Lerner Employment Agreement will be automatically terminated and will have no further force or effect, and the Company will be under no obligation to make any further payments under the Lerner Employment Agreement, and Mr. Lerner shall likewise have no further obligations under the Lerner Employment Agreement, including but not limited to, any obligations under Section 6 through 11 of the Lerner Employment Agreement which are amended and superseded by this Agreement.

In consideration of the promises and mutual covenants in this Agreement, the Company and Mr. Lerner agree as follows:

1. Agreement to Perform Consulting Services. The Company desires to secure the services of Consultant. The Company and Consultant acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone concerning the consulting services to be provided by Consultant to the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Consultant as of the Effective Date. This Agreement’s stated term will begin on the Effective Date and will remain in effect until October 31, 2019, or until terminated in accordance with Section 9 (the “Advisory Period”).

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Consultant’s services for any reason whatsoever.

4. Services to be Provided by Consultant.

(a) Position and Responsibilities. Consultant agrees to provide services to the Company as requested from time to time by the Company’s Chief Executive Officer (“CEO”) during the Advisory Period, which shall include, without limitation, supplying and/or verifying factual and historical information concerning the Company related to Consultant’s prior service as an officer, employee and director of the Company (the “Services”).

(b) Consultant’s Representations. Consultant represents to the Company that he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Consultant is subject by entering into this Agreement or providing services under this Agreement’s terms.

5. Compensation for Services. As compensation for the services Consultant will perform under this Agreement, the Company will pay Consultant, and Consultant shall accept as full compensation, the following:

(a) Consulting Fee. As compensation for the Services to be rendered by Consultant from the Effective Date of this Agreement through October 31, 2019, the Company shall pay Consultant One Hundred Thousand Dollars and Zero Cents ($100,000.00) (the “Consulting Fee”). The Consulting Fee shall be paid in a single lump sum on the first regular payroll period following the Effective Date of this Agreement.

(b) Expenses. Unless the Company agrees in advance to pay for a particular expense, Consultant shall be responsible for all expenses incurred while performing the Services under this Agreement. For expenses incurred by Consultant that the Company has agreed in advance to pay for, Consultant shall submit to the Company a detailed expense report with copies of all receipts. The Company will pay and reimburse Consultant in accordance with the Company’s customary payment and reimbursement procedures.

(c) No Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits, except as may otherwise be required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.

(d) No Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

(e) Federal, State, and Local Taxes. Except as otherwise provided in the Second Amendments (as defined below) to the Restricted Stock Awards (as defined below), neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be an employee of the Company with respect to the Services performed under this Agreement for federal, state, or local tax purposes.

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(f) Restricted Stock. On March 3, 2016 and December 14, 2011, the Company and Consultant entered into certain Restricted Stock Award Agreements (collectively, the “Restricted Stock Agreements”), pursuant to which Consultant was granted 5,000,000 and 4,250,000 shares of restricted common stock of the Company, respectively (collectively, the “Restricted Stock Awards”). In connection with the Company’s merger with A.V.M. Software, Inc. (d/b/a Paltalk) (the “AVM Merger”), the Company and Consultant amended each of the Restricted Stock Agreements by entering into certain First Amendments thereto, effective as of the closing date of the AVM Merger (collectively, the “First Amendments”). Concurrently with entering into this Agreement, the Company and Consultant further amended each of the Restricted Stock Awards by entering into certain Second Amendments thereto (collectively, the “Second Amendments”), to be effective as of the Effective Date. Consultant acknowledges and agrees that at all times after the Effective Date, the vesting and other terms of the Restricted Stock Awards will be governed by the Restricted Stock Agreements, as amended by the First Amendments and Second Amendments.

6. Trading Restrictions. Unless otherwise agreed to in writing by the Company, for a period of thirteen (13) months following the Effective Date (the “Trading Restrictions Period”), Consultant will be prohibited from selling or transferring any securities of the Company held by Consultant (including securities acquired after the date hereof), unless such sales are in compliance with (i) the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, as amended (“Rule 144”), applicable to sales of common stock by “Affiliates” (as defined in Rule 144) of the Company and (ii) the Company’s Regulatory Compliance & Insider Trading Policy in effect as of the Effective Date (the “Insider Trading Policy”). Notwithstanding the foregoing, during the term of this Agreement, Consultant shall be prohibited from selling or transferring any shares of the Company’s common stock at an effective price of less than $4.00 per share (as such price may be adjusted for stock dividends, splits, recapitalizations and similar transactions).

The trading restrictions set forth in this Section 6 shall be in addition to, and not in lieu or replacement of, any other trading restrictions set forth in the Amended and Restated Memorandum of Understanding, dated as of the date hereof, by and between the Company and Consultant (the “MOU”).

Nothing in this foregoing section shall prohibit Consultant from entering into a Rule 10b5-1 trading plan with respect to his shares of the Company’s common stock, and notwithstanding any language to the contrary in the Company’s Insider Trading Policy, the Company consents to Consultant’s entry into a Rule 10b5-1 trading plan with respect to his shares of the Company’s common stock; provided, however, that (i) any sales of shares under such Rule 10b5-1 trading plan must be in compliance with this Section 6 and the trading restrictions set forth in the MOU, (ii) Consultant does not enter into the Rule 10b5-1 trading plan during a “blackout period” (as defined in the Insider Trading Policy) and (iii) the Rule 10b5-1 trading plan is compliant with Rule 10b5-1 (as determined by the Company’s legal counsel in good faith).

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7. Confidential Information.

(a) Confidential Information. The Company (i) may provide Consultant with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and may place Consultant in a position to develop and have ongoing access to Confidential Information of the Company only if necessary for Consultant to perform the services under this Agreement, (ii) may entrust Consultant with business opportunities of the Company, and (iii) may place Consultant in a position to develop business goodwill on behalf of the Company. The Company will disable the Consultant’s company email address and will send emails to Consultant at his personal email address to the extent necessary for Consultant to perform the services under this Agreement. The Company shall use commercially reasonable efforts to remove the Consultant’s personal email address from its email distribution lists so as to avoid transmission of any Confidential Information to Consultant , and Consultant shall use commercially reasonable efforts to notify the Company if his personal email address is on any of the Company’s email distribution lists from which Consultant wishes to be removed. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Consultant, individually or in conjunction with others during the period Consultant performs Services for the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Consultant individually or in conjunction with others during the Advisory Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Consultant acquired as a result of his performing Services for the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that Consultant acquired as a result of his performing Services for the Company and which Consultant has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Consultant understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

(b) Disclosure Of Confidential Information. Consultant agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during the Advisory Period or after he ceases to provide Services for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during the Advisory Period to provide Services on behalf of the Company. Consultant shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

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(c) Return Of Information. Upon termination of the Advisory Period, or at any earlier time as directed by the Company, Consultant shall immediately deliver to the Company any and all Confidential Information that Consultant acquires or creates during the term of this Agreement and any copies of any such documents/information. Consultant shall not retain any originals or copies of any documents or materials related to the Company’s business, which Consultant came into possession of or created as a result of his performing Services for the Company during the term of this Agreement. Consultant acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of the Advisory Period, or at any time earlier as directed by the Company, Consultant shall immediately deliver to the Company any property of the Company in Consultant’s possession.

(d) Authorized Use of Trade Secrets/ Confidential Information. Notwithstanding the foregoing, Consultant understands that Consultant may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Consultant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Consultant divulge, disclose or make accessible such information. The Company hereby notifies Consultant in accordance with the Defend Trade Secrets Act of 2016 that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Consultant that if Consultant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8. Non-Solicitation and Non-Disparagement. In consideration for (i) the Company’s promise to provide Confidential Information to Consultant, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Consultant, and (iii) the compensation provided by the Company to Consultant, and (iv) to protect the Company’s Confidential Information, Consultant agrees to enter into the following covenants.

For purposes of this Agreement:

“Business” means the business of establishing and/or providing online dating services or other service that directly compete with the services offered by the Company and with which Consultant was directly involved as a Consultant to the Company.

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(a) Non-Solicitation. Consultant agrees that, during the Advisory Period and for two (2) years immediately following the Advisory Period, other than in connection with his duties under this Agreement, Consultant shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding one (1) year, and who or which: (1) Consultant contacted, called on, serviced or did business with during the Advisory Period; (2) Consultant learned of as a result of Consultant’s performance of Services for the Company; or (3) about whom Consultant received Confidential Information. This restriction in this Section 8(a)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof and does not apply to general service providers (such as payment processors); or

(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section 8 shall not apply to Darrell Lerner and Lou Kerner.

(b) Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Consultant agrees that during the Advisory Period and thereafter, Consultant shall not in any way, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining, disparaging, libeling or defaming the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, officers, directors, agents, representatives or employees, past or present. The Company also agrees that during the Advisory Period and thereafter, the Company shall not in any way, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining, disparaging, libeling or defaming the Consultant or his business or business practices, products or services, agents or representatives, past or present.

(c) Tolling. If Consultant violates any of the restrictions contained in this Section 8 (other than subsection (b) of this Section 8), the applicable restricted period shall be extended by any and all periods during which Consultant is found to be in breach of such restrictions by a court of competent jurisdiction.

(d) Remedies. Consultant acknowledges that the restrictions contained in Sections 7 and 8 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 7 and 8 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Consultant of Sections 7 or 8 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Consultant from the commission of any breach, and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Consultant (or anyone acting on his behalf) seeking to declare any term in this Section 8 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

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(e) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Consultant acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Consultant acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Consultant has been engaged in the business of the Company, Consultant’s reputation in the markets for the Company’s business and Consultant’s relationship with the suppliers, customers and clients of the Company.

9. Termination of Agreement. The consulting relationship between Consultant and the Company created under this Agreement shall terminate upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement shall be terminated effective on the death or permanent disability of Consultant. For this purpose, “permanent disability” shall mean that Consultant is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician mutually selected by the Company and Consultant.

(b) Termination by Company or Resignation by Consultant. The Company shall have the option to terminate Consultant’s Services during the Advisory Period, effective upon written notice of such termination to Consultant, either with or without Cause (as defined below) as the Company determines. The Consultant also shall have the option to terminate his performance of Services during the Advisory Period for any reason. Under this Agreement, termination for “Cause” means the Company’s termination of Consultant’s performance of Services upon the occurrence of any of the following events:

(i) Any act of fraud, misappropriation or embezzlement by Consultant regarding any aspect of the Company’s business;

(ii) The conviction of Consultant by a court of competent jurisdiction of a felony;

(iii) The intentional and material breach by Consultant of any non-disclosure, non-solicitation or non-disparagement provision of any agreement to which Consultant and the Company or any of its subsidiaries are parties, including, but not limited to, Section 8 hereof, as determined by a court of competent jurisdiction; or

(iv) Consultant’s breach of any fiduciary duties to the Company, as determined by a court of competent jurisdiction.

In the event Consultant’s performance of Services under this Agreement is terminated with or without Cause or Consultant terminates this Agreement for any reason, Consultant shall only be entitled to the compensation provided in Section 10(a) below, and Consultant’s rights with respect to the Restricted Stock Awards in connection with such termination shall be governed by the Restricted Stock Agreements.

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10. Compensation Upon Termination.

(a) Upon the termination of Consultant’s performance of Services under this Agreement before the expiration of the stated term in this Agreement, Consultant shall be entitled to the following within thirty (30) days of such termination: (i) the entire unpaid portion of the Consulting Fee set forth in Section 5(a) above, regardless of whether or not Consultant has earned that portion of the Consulting Fee and regardless of whether such termination is without or without Cause; and (ii) any previously authorized but unreimbursed business expenses

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Consultant is participating at the time of termination of this Agreement (including, without limitation, the Restricted Stock Awards), Consultant’s rights and benefits under each of these plans or programs shall be determined in accordance with the terms, conditions, and limitations of the respective plan or program, and any separate agreement executed by Consultant related thereto which may then be in effect.

(b) Penalty for Breach of Covenants. For any period of time that Consultant is in breach of Section 7 or Section 8, the Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

11. Section 280G. Notwithstanding the other provisions of this Section 11, in the event that any severance and other benefits provided to or for the benefit of Consultant or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (including, but not limited to, any equity awards granted by the Company to Consultant, such as the Restricted Stock Awards) (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (such severance and other benefits being referred to herein as the “Payments”), the Company will provide Consultant with a computation of (a) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amount”); (b) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (c) the dollar amount of excise tax (if any) which Consultant would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (d) the net value of the Uncapped Payments after reduction by (i) the Excise Tax Amount, (ii) the estimated income taxes payable by Consultant on the difference between the Uncapped Payments and the Capped Amount, assuming that Consultant is paying the highest marginal tax rate for state, local and federal income taxes, and (iii) the estimated hospital insurance taxes payable by Consultant on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101(b) (the “Net Uncapped Amount”).

If the Capped Amount is greater than the Net Uncapped Amount, Consultant shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Consultant shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If Consultant receives the Uncapped Payments, then Consultant shall be solely responsible for the payment of all income and excise taxes due from Consultant and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes.

Unless the Company and Consultant otherwise agree in writing, any determination required under this Section 11 shall be made in writing by independent public accountants agreed to by the Company and Consultant (the “Accountants”), whose determination shall be conclusive and binding upon Consultant and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Consultant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

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If the computations and valuations required to be provided by the Company to Consultant pursuant to this Section 11 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 or if Code Section 409A is determined to apply to all or any part of the payments to which Consultant or his survivors may be entitled under this Agreement and as a result of such audit or determination, (x) the amount of cash and the benefits provided for in this Section 11 remaining to Consultant after completion of such audit or determination is less than (y) the amount of cash and the benefits which were paid or provided to Consultant on the basis of the calculations provided for in this Section 11 (the difference between (x) and (y) being referred to as the “Short Fall Amount”), then Consultant shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Consultant of all taxes (including additional excise taxes under said Code Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Consultant in connection with such audit or determination, Consultant retains an amount of the Indemnification Payment equal to the Short Fall Amount. The Company shall pay the Indemnification Payment to Consultant in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

If the computations and valuations required to be provided by the Company to Consultant pursuant to this Section 11 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 and as a result of such audit or determination, (z) the amount of cash and the benefits which were paid or provided to Consultant on the basis of the calculations provided for in this Section 11 is greater than (aa) the amount of cash and the benefits provided for in Section 11 payable to Consultant after completion of such audit or determination (the difference between (z) and (aa) being referred to as the “Excess Amount”), then Consultant shall repay to the Company the Excess Amount in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

12. Other Provisions.

(a) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Consultant; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this Section 12(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to this Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of employment.

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(c) Severability and Reformation. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Consultant hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Consultant:

Clifford Lerner

450 West 42nd, Apt 31 M

New York, NY 10036

If to the Company:

PeerStream, Inc.

122 East 42nd Street

New York, NY 10168

(e) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in this Agreement or reasonably implied from this Agreement’s terms.

(f) Publicity and Advertising. Consultant agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time during the Advisory Period and may continue to use materials generated during the Advisory Period for a period of six (6) months thereafter. The use of Consultant’s name, picture, or likeness shall not be deemed to result in any invasion of Consultant’s privacy or in violation of any property right Consultant may have; and Consultant shall receive no additional consideration if his name, picture or likeness is so used. Consultant further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

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(i) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement and the MOU constitute the entire agreement between the parties concerning the subject matter in this Agreement and the MOU, and together supersede all prior employment-related or consulting agreements by and between the Company and the Consultant. No oral statements or prior written material not specifically incorporated in this Agreement or the MOU shall be of any force and effect, and no changes in or additions to this Agreement or the MOU shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Consultant acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement and the MOU. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

(m) Indemnification. To the extent permitted by law, the Company will indemnify and hold Consultant harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Consultant is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Consultant under this section of notice of the commencement of any action (including any governmental action), Consultant shall, if a claim in respect thereof is to be made against Consultant under this section, deliver to the Company a written notice of the commencement thereof and Consultant shall have the right to participate in, and, to the extent Consultant so desires to assume the defense thereof with counsel selected by the Company and approved by Consultant (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by Consultant, if representation of such indemnified party by the counsel retained by Consultant would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to Consultant within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Consultant of any liability to the indemnified party under this section, but the omission so to deliver written notice to Consultant will not relieve it of any liability that it may have to any indemnified party otherwise than under this section. If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then Consultant, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Consultant on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of Consultant and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by Consultant or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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13. Section 409A of the Code.

(a) To the extent any payments to which Consultant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Consultant’s termination of Services to the Company constitute deferred compensation subject to Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(b) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Consultant to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Notwithstanding the above, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed upon Consultant by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

PEERSTREAM, INC.

By:	/s/ Alexander H. Harrington
	Name:	Alexander Harrington
	Title:	Chief Executive Officer

CONSULTANT:

/s/ Cliff Lerner
Clifford Lerner

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